Exhibit 3.2

SECOND AMENDMENT
TO BYLAWS
OF
WAFERGEN BIO-SYSTEMS, INC.,
a Nevada corporation

The Bylaws of WAFERGEN BIO-SYSTEMS, INC., a Nevada corporation, as certified by the secretary of the Corporation on October 19, 2011 are hereby amended as follows:

Section 8.8 of Article One of the Bylaws is amended and restated to read as follows:

“Section 8.8 PRESIDENT - The President shall be the chief executive officer of the corporation and shall have active management of the business of the corporation.  He shall execute on behalf of the corporation all instruments requiring such execution except to the extent the signing and execution thereof shall be expressly designated by the Board of Directors to some other officer or agent of the corporation.  The Board of Directors may delegate some or all of the powers and duties of the President to an Office of the President, which office may be held by two ore more persons.”

CERTIFICATION

I hereby certify that I am the duly appointed and acting Secretary of the WaferGen Bio-systems, Inc. and that the foregoing Second Amendment to Bylaws of WaferGen Bio-systems, Inc. was duly adopted and approved at a Meeting of the Board of Directors of WaferGen Bio-systems, Inc.

DATED this 19th day of October, 2011.

/s/ Mona Chadha
Mona Chadha, Secretary